Exhibit 99.2

FLOWSERVE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2012	2011
Sales	$1,182,225	$1,125,752
Cost of sales	(797,623)	(756,414)
Gross profit	384,602	369,338
Selling, general and administrative expense	(223,892)	(232,983)
Net earnings from affiliates	4,086	3,751
Operating income	164,796	140,106
Interest expense	(8,922)	(9,534)
Interest income	237	394
Other (expense) income, net	(8,046)	5,985
Earnings before income taxes	148,065	136,951
Provision for income taxes	(39,580)	(38,227)
Net earnings, including noncontrolling interests	108,485	98,724
Less: Net (earnings) loss attributable to noncontrolling interests	(1,169)	8
Net earnings attributable to Flowserve Corporation	$107,316	$98,732
Net earnings per share attributable to Flowserve Corporation common shareholders:
Basic	$1.99	$1.77
Diluted	1.98	1.76
Cash dividends declared per share	$0.36	$0.32

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2012	2011
Net earnings, including noncontrolling interests	$108,485	$98,724
Other comprehensive (expense) income:
Foreign currency translation adjustments, net of taxes of $35,520 and $(15,508), respectively	(58,699)	27,318
Pension and other postretirement effects, net of taxes of $(1,278) and $(548), respectively	2,501	854
Cash flow hedging activity, net of taxes of $(78) and $387, respectively	88	(677)
Other comprehensive (expense) income	(56,110)	27,495
Comprehensive income, including noncontrolling interests	52,375	126,219
Comprehensive (income) loss attributable to noncontrolling interests	(1,022)	4
Comprehensive income attributable to Flowserve Corporation	$51,353	$126,223

See accompanying notes to condensed consolidated financial statements.

FLOWSERVE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Amounts in thousands, except per share data)	Six Months Ended June 30,
	2012	2011
Sales	$2,257,205	$2,122,959
Cost of sales	(1,513,420)	(1,405,926)
Gross profit	743,785	717,033
Selling, general and administrative expense	(445,781)	(455,622)
Net earnings from affiliates	9,315	8,948
Operating income	307,319	270,359
Interest expense	(17,731)	(18,139)
Interest income	519	883
Other (expense) income, net	(12,985)	14,474
Earnings before income taxes	277,122	267,577
Provision for income taxes	(75,095)	(71,857)
Net earnings, including noncontrolling interests	202,027	195,720
Less: Net earnings attributable to noncontrolling interests	(1,586)	(5)
Net earnings attributable to Flowserve Corporation	$200,441	$195,715
Net earnings per share attributable to Flowserve Corporation common shareholders:
Basic	$3.70	$3.51
Diluted	3.67	3.48
Cash dividends declared per share	$0.72	$0.64

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

(Amounts in thousands)	Six Months Ended June 30,
	2012	2011
Net earnings, including noncontrolling interests	$202,027	$195,720
Other comprehensive (expense) income:
Foreign currency translation adjustments, net of taxes of $14,256 and $(43,191), respectively	(23,559)	76,121
Pension and other postretirement effects, net of taxes of $(1,662) and $(644), respectively	2,546	459
Cash flow hedging activity, net of taxes of $159 and $246, respectively	(304)	(429)
Other comprehensive (expense) income	(21,317)	76,151
Comprehensive income, including noncontrolling interests	180,710	271,871
Comprehensive income attributable to noncontrolling interests	(1,474)	(432)
Comprehensive income attributable to Flowserve Corporation	$179,236	$271,439

See accompanying notes to condensed consolidated financial statements.

FLOWSERVE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands, except per share data)	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$175,213	$337,356
Accounts receivable, net of allowance for doubtful accounts of $19,174 and $20,351, respectively	1,057,642	1,060,249
Inventories, net	1,149,178	1,008,379
Deferred taxes	126,605	121,905
Prepaid expenses and other	109,009	100,465
Total current assets	2,617,647	2,628,354
Property, plant and equipment, net of accumulated depreciation of $749,973 and $719,992, respectively	591,805	598,746
Goodwill	1,042,410	1,045,077
Deferred taxes	19,291	17,843
Other intangible assets, net	154,839	163,482
Other assets, net	179,891	169,112
Total assets	$4,605,883	$4,622,614

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$541,925	$597,342
Accrued liabilities	831,182	808,601
Debt due within one year	370,635	53,623
Deferred taxes	8,848	10,755
Total current liabilities	1,752,590	1,470,321
Long-term debt due after one year	426,140	451,593
Retirement obligations and other liabilities	429,549	422,470
Shareholders’ equity:
Common shares, $1.25 par value	73,664	73,664
Shares authorized – 120,000
Shares issued – 58,931 and 58,931, respectively
Capital in excess of par value	538,944	621,083
Retained earnings	2,367,469	2,205,524
	2,980,077	2,900,271
Treasury shares, at cost – 8,080 and 5,025 shares, respectively	(765,729)	(424,052)
Deferred compensation obligation	10,554	9,691
Accumulated other comprehensive loss	(237,302)	(216,097)
Total Flowserve Corporation shareholders’ equity	1,987,600	2,269,813
Noncontrolling interest	10,004	8,417
Total equity	1,997,604	2,278,230
Total liabilities and equity	$4,605,883	$4,622,614

See accompanying notes to condensed consolidated financial statements.

FLOWSERVE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Amounts in thousands)	Six Months Ended June 30,
	2012	2011
Cash flows – Operating activities:
Net earnings, including noncontrolling interests	$202,027	$195,720
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	44,340	44,373
Amortization of intangible and other assets	10,172	8,299
Net gain on disposition of assets	(10,549)	(595)
Excess tax benefits from stock-based compensation arrangements	(10,946)	(5,021)
Stock-based compensation	15,425	16,271
Net earnings from affiliates, net of dividends received	(4,723)	1,623
Change in assets and liabilities:
Accounts receivable, net	(13,317)	(121,537)
Inventories, net	(155,739)	(161,296)
Prepaid expenses and other	(16,617)	(32,670)
Other assets, net	(7,219)	(6,091)
Accounts payable	(46,763)	(114,811)
Accrued liabilities and income taxes payable	49,908	(75,279)
Retirement obligations and other liabilities	5,140	11,000
Net deferred taxes	(764)	2,219
Net cash flows provided (used) by operating activities	60,375	(237,795)
Cash flows – Investing activities:
Capital expenditures	(56,885)	(48,498)
Proceeds from disposal of assets	7,902	3,735
Payments for acquisitions, net of cash acquired	(3,996)	(890)
Affiliate investing activity	(1,620)	—
Net cash flows used by investing activities	(54,599)	(45,653)
Cash flows – Financing activities:
Excess tax benefits from stock-based compensation arrangements	10,946	5,021
Payments on long-term debt	(12,500)	(12,500)
Proceeds from short-term financing, net	300,000	—
Borrowings under other financing arrangements, net	4,826	4,348
Repurchase of common shares	(432,898)	(26,025)
Payments of dividends	(37,082)	(33,977)
Other	(460)	224
Net cash flows used by financing activities	(167,168)	(62,909)
Effect of exchange rate changes on cash	(751)	10,090
Net change in cash and cash equivalents	(162,143)	(336,267)
Cash and cash equivalents at beginning of period	337,356	557,579
Cash and cash equivalents at end of period	$175,213	$221,312

See accompanying notes to condensed consolidated financial statements.

FLOWSERVE CORPORATION
(Unaudited)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation and Accounting Policies
Basis of Presentation
The accompanying condensed consolidated balance sheet as of June 30, 2012, the related condensed consolidated statements of income and comprehensive income for the three and six months ended June 30, 2012 and 2011, and the condensed consolidated statements of cash flows for the six months ended June 30, 2012 and 2011, of Flowserve Corporation, are unaudited. In management’s opinion, all adjustments comprising normal recurring adjustments necessary for a fair presentation of such condensed consolidated financial statements have been made.
The accompanying condensed consolidated financial statements and notes in this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 ("Quarterly Report") are presented as permitted by Regulation S-X and do not contain certain information included in our annual financial statements and notes thereto. Accordingly, the accompanying condensed consolidated financial information should be read in conjunction with the consolidated financial statements presented in our Annual Report on Form 10-K for the year ended December 31, 2011 ("2011 Annual Report").
European Sovereign Debt Crisis – At June 30, 2012, we had no direct investments in European sovereign or non-sovereign debt. However, certain of our defined benefit plans hold investments in European equity and fixed income securities as discussed in Note 12 to our consolidated financial statements included in our 2011 Annual Report. Other than broad, macro-level economic impacts, including foreign exchange rate impacts, we did not experience any direct or measurable disruptions during the three and six months ended June 30, 2012 due to the European sovereign debt crisis. We will continue to monitor and evaluate the impact of any future developments in the region on our current business, our customers and suppliers and the state of the global economy.
Events in North Africa and Middle East – As previously disclosed in our 2011 Annual Report, during 2011 political and economic conditions in North Africa caused us to experience shipment delays to this region. For the three and six months ended June 30, 2012 there was no impact to operating income due to delayed shipments to this region. The preponderance of our physical assets in the region are located in the Kingdom of Saudi Arabia and the United Arab Emirates and have, to date, not been significantly affected by the unrest elsewhere in the region.
Accounting Policies
Significant accounting policies, for which no significant changes have occurred in the six months ended June 30, 2012, are detailed in Note 1 to our consolidated financial statements included in our 2011 Annual Report.
Accounting Developments
Pronouncements Implemented
In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2011-04, "Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs," which clarifies the requirements in accounting principles generally accepted in the United States ("U.S. GAAP") for measuring fair value and for disclosing information about fair value measurements in order to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards ("IFRSs"). The amendments do not result in a major change in the application of the requirements in Topic 820, but clarify the application of existing fair value measurement requirements and change particular principles or requirements for measuring fair value and for disclosing information about fair value measurements. Our adoption of ASU No. 2011-04, effective January 1, 2012, had no impact on our consolidated financial condition and results of operations.
In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income (Accounting Standards Codification ("ASC") 220): Presentation of Comprehensive Income," which specifies that an entity has the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This amendment also requires an entity to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income. In December 2011, the FASB issued ASU No. 2011-12, "Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05," to defer the requirement to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income. Our adoption of ASU Nos. 2011-05 and 2011-12, effective January 1, 2012, had no impact on our consolidated financial condition and results of operations.

In September 2011, the FASB issued ASU No. 2011-08, "Intangibles - Goodwill and Other (ASC 350): Testing Goodwill for Impairment," which specifies that an entity has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. An entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. Our adoption of ASU No. 2011-08, effective January 1, 2012, had no impact on our consolidated financial condition and results of operations.
 Pronouncements Not Yet Implemented
In December 2011, the FASB issued ASU No. 2011-11, "Disclosures about Offsetting Assets and Liabilities," which requires enhanced disclosures about financial instruments and derivative instruments that are either (1) offset in accordance with either ASC 210-20-45, "Balance Sheet - Offsetting," or ASC 815-10-45, "Derivatives and Hedging - Overall," or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45. ASU No. 2011-11 is effective for fiscal years, and interim periods within those years, beginning after December 31, 2012. The disclosure requirements shall be applied retrospectively for all periods presented. The adoption of ASU No. 2011-11 will not have an impact on our consolidated financial condition and results of operations.

2.	Acquisition
Lawrence Pumps, Inc.
As discussed in Note 2 to our consolidated financial statements included in our 2011 Annual Report, effective October 28, 2011, we acquired for inclusion in Engineered Product Division ("EPD"), 100% of Lawrence Pumps, Inc ("LPI"), a privately-owned, U.S.-based pump manufacturer. The final purchase price of $88.2 million reflects immaterial adjustments to goodwill and current liabilities during the six months ended June 30, 2012. LPI specializes in the design, development and manufacture of engineered centrifugal slurry pumps for critical services within the petroleum refining, petrochemical, pulp and paper and energy markets. No pro forma financial information has been presented due to immateriality.

3.	Stock-Based Compensation Plans
We established the Flowserve Corporation Equity and Incentive Compensation Plan (the "2010 Plan") effective January 1, 2010. This shareholder-approved plan authorizes the issuance of up to 2,900,000 shares of our common stock in the form of incentive stock options, non-statutory stock options, restricted shares, restricted share units and performance-based units (collectively referred to as "Restricted Shares"), stock appreciation rights and bonus stock. Of the 2,900,000 shares of common stock authorized under the 2010 Plan, 2,162,227 remain available for issuance as of June 30, 2012. In addition to the 2010 Plan, we also maintain the Flowserve Corporation 2004 Stock Compensation Plan (the "2004 Plan"), which was established on April 21, 2004. The 2004 Plan authorized the issuance of up to 3,500,000 shares of common stock through grants of Restricted Shares, stock options and other equity-based awards. Of the 3,500,000 shares of common stock authorized under the 2004 Plan, 275,945 remain available for issuance as of June 30, 2012. No stock options have been granted since 2006.
 Restricted Shares – Awards of Restricted Shares are valued at the closing market price of our common stock on the date of grant. The unearned compensation is amortized to compensation expense over the vesting period of the restricted shares. We had unearned compensation of $42.0 million and $27.0 million at June 30, 2012 and December 31, 2011, respectively, which is expected to be recognized over a weighted-average period of approximately two years. These amounts will be recognized into net earnings in prospective periods as the awards vest. The total fair value of Restricted Shares vested during each of the three months ended June 30, 2012 and 2011 was $1.2 million. The total fair value of Restricted Shares vested during the six months ended June 30, 2012 and 2011 was $36.2 million and $34.8 million, respectively.
We recorded stock-based compensation expense of $5.1 million ($7.6 million pre-tax) and $5.2 million ($7.7 million pre-tax) for the three months ended June 30, 2012 and 2011, respectively. We recorded stock-based compensation expense of $10.2 million ($15.4 million pre-tax) and $11.0 million ($16.3 million pre-tax) for the six months ended June 30, 2012 and 2011, respectively.

The following table summarizes information regarding Restricted Shares:

	Six Months Ended June 30, 2012
	Shares	Weighted Average Grant-Date Fair Value
Number of unvested shares:
Outstanding - January 1, 2012	1,052,199	$84.62
Granted	294,093	114.03
Vested	(575,023)	62.97
Cancelled	(28,264)	114.97
Outstanding - June 30, 2012	743,005	$111.86
Unvested Restricted Shares outstanding as of June 30, 2012, includes approximately 324,000 units with performance-based vesting provisions. Performance-based units are issuable in common stock and vest upon the achievement of pre-defined performance targets, primarily based on our average annual return on net assets over a three-year period as compared with the same measure for a defined peer group for the same period. Most units were granted in three annual grants since January 1, 2010 and have a vesting percentage between 0% and 200% depending on the achievement of the specific performance targets. Compensation expense is recognized ratably over a cliff-vesting period of 36 months, based on the fair market value of our common stock on the date of grant, as adjusted for anticipated forfeitures. During the performance period, earned and unearned compensation expense is adjusted based on changes in the expected achievement of the performance targets. Vesting provisions range from 0 to 643,000 shares based on performance targets. As of June 30, 2012, we estimate vesting of approximately 451,000 shares based on expected achievement of performance targets.

4.	Derivative Instruments and Hedges
Our risk management and derivatives policy specifies the conditions under which we may enter into derivative contracts. See Notes 1 and 6 to our consolidated financial statements included in our 2011 Annual Report and Note 6 of this Quarterly Report for additional information on our derivatives. We enter into forward exchange contracts to hedge our cash flow risks associated with transactions denominated in currencies other than the local currency of the operation engaging in the transaction. At June 30, 2012 and December 31, 2011, we had $535.6 million and $481.2 million, respectively, of notional amount in outstanding forward exchange contracts with third parties. At June 30, 2012, the length of forward exchange contracts currently in place ranged from two days to 18 months. Also as part of our risk management program, we enter into interest rate swap agreements to hedge exposure to floating interest rates on certain portions of our debt. At June 30, 2012 and December 31, 2011, we had $325.0 million and $330.0 million, respectively, of notional amount in outstanding interest rate swaps with third parties. All interest rate swaps are highly effective. At June 30, 2012, the maximum remaining length of any interest rate swap contract in place was approximately 36 months.
We are exposed to risk from credit-related losses resulting from nonperformance by counterparties to our financial instruments. We perform credit evaluations of our counterparties under forward exchange contracts and interest rate swap agreements and expect all counterparties to meet their obligations. If material, we would adjust the values of our derivative contracts for our or our counterparties’ credit risks. We have not experienced credit losses from our counterparties.
The fair value of forward exchange contracts not designated as hedging instruments are summarized below:

	June 30,	December 31,
(Amounts in thousands)	2012	2011
Current derivative assets	$8,427	$2,330
Noncurrent derivative assets	46	10
Current derivative liabilities	21,034	11,196
Noncurrent derivative liabilities	266	516

The fair value of interest rate swaps in cash flow hedging relationships are summarized below:

	June 30,	December 31,
(Amounts in thousands)	2012	2011
Current derivative assets	$—	$33
Noncurrent derivative assets	36	71
Current derivative liabilities	1,227	761
Noncurrent derivative liabilities	476	547
Current and noncurrent derivative assets are reported in our condensed consolidated balance sheets in prepaid expenses and other and other assets, net, respectively. Current and noncurrent derivative liabilities are reported in our condensed consolidated balance sheets in accrued liabilities and retirement obligations and other liabilities, respectively.
The impact of net changes in the fair values of forward exchange contracts not designated as hedging instruments are summarized below:

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2012	2011	2012	2011
(Loss) gain recognized in income	$(4,522)	$4,528	$(5,641)	$10,103

The impact of net changes in the fair values of interest rate swaps in cash flow hedging relationships are summarized below:

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2012	2011	2012	2011
Loss reclassified from accumulated other comprehensive income into income for settlements, net of tax	$(232)	$(396)	$(399)	$(808)
Loss recognized in other comprehensive income, net of tax	(144)	(1,073)	(703)	(1,237)
Gains and losses recognized in our condensed consolidated statements of income for forward exchange contracts and interest rate swaps are classified as other (expense) income, net, and interest expense, respectively. At June 30, 2012, we expect to recognize losses of $0.9 million, net of deferred taxes, into earnings in the next twelve months related to interest rate swap agreements based on their fair values at June 30, 2012.

5.	Debt
Debt, including capital lease obligations, consisted of:

	June 30,	December 31,
(Amounts in thousands, except percentages)	2012	2011
Term Loan, interest rate of 2.46% and 2.58% at June 30, 2012 and December 31, 2011, respectively	$462,500	$475,000
Bridge Loan, interest rate of 2.24% at June 30, 2012	250,000	—
Revolving credit facility, interest rate of 2.24% at June 30, 2012	50,000	—
Capital lease obligations and other borrowings	34,275	30,216
Debt and capital lease obligations	796,775	505,216
Less amounts due within one year	370,635	53,623
Total debt due after one year	$426,140	$451,593

Credit Facilities
As described more fully in Note 11 to our consolidated financial statements included in our 2011 Annual Report, on December 14, 2010, we entered into a credit agreement ("Credit Agreement") with Bank of America, N.A., as swingline lender, letter of credit issuer and administrative agent, and the other lenders party thereto. The Credit Agreement provides for a $500.0 million term loan facility with a maturity date of December 14, 2015 and a $500.0 million revolving credit facility with a maturity date of December 14, 2015 (collectively referred to as the "Credit Facilities"). As of June 30, 2012, we had $50.0 million outstanding under the revolving credit facility. The revolving credit facility includes a $300.0 million sublimit for the issuance of letters of credit. Subject to certain conditions, we have the right to increase the amount of the revolving credit facility by an aggregate amount not to exceed $200.0 million. We had outstanding letters of credit of $155.4 million and $147.4 million at June 30, 2012 and December 31, 2011, respectively, and when included with the outstanding revolving credit facility balance, reduced our borrowing capacity to $294.6 million and $352.6 million, respectively.
We may prepay loans under our Credit Facilities in whole or in part, without premium or penalty, at any time. During the three and six months ended June 30, 2012, we made scheduled repayments under our Credit Facilities of $6.3 million and $12.5 million, respectively. We have scheduled repayments of $56.3 million due in the third quarter of 2012, $6.3 million in the fourth quarter of 2012 and $12.5 million due in both the first and second quarters of 2013 on our Credit Facilities. Our Credit Facilities bear a floating rate of interest and we have entered into $325.0 million of notional amount of interest rate swaps at June 30, 2012 to hedge exposure to floating interest rates.
Bridge Loan – On June 15, 2012 (the “Closing Date”), we entered into a loan agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (together, the “Lenders”), providing for a term loan with an aggregate commitment of $250.0 million for a term of 364 days (the “Bridge Loan”). The proceeds from the Bridge Loan were used to fund our share repurchase program described in Note 12 to our condensed consolidated financial statements included in this Quarterly Report.
The initial interest rate per annum applicable to the Bridge Loan is either LIBOR plus 2.50%, 2.25%, 2.00% or 1.75%, as applicable, depending on the consolidated leverage ratio, or, at our option, the Base Rate (defined as a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.5% or (c) the Eurodollar Rate for a one month Interest Period on such day plus 1%). The applicable interest rate will increase by 50 basis points incrementally during the term of the Bridge Loan on each of the 90-day, 180-day and 270-day anniversaries of the Closing Date. Additionally, a duration fee will be payable on the loan amount as follows: 0.125% on October 15, 2012; 0.25% on December 15, 2012; and 0.5% on March 15, 2013.
The Bridge Loan includes customary representations and warranties, affirmative and negative covenants, and events of default, including maintenance of interest coverage and consolidated leverage ratios, all of which are consistent in all material respects with our existing Credit Facilities. The obligations under the Bridge Loan are guaranteed by certain of our domestic subsidiaries.
 European Letter of Credit Facilities – On October 30, 2009, we entered into a 364-day unsecured European Letter of Credit Facility ("European LOC Facility") with an initial commitment of €125.0 million. The European LOC Facility is renewable annually and is used for contingent obligations in respect of surety and performance bonds, bank guarantees and similar obligations with maturities up to five years. We renewed the European LOC Facility in October 2011 consistent with its initial terms for an additional 364-day period. We had outstanding letters of credit drawn on the European LOC Facility of €74.4 million ($94.2 million) and €81.0 million ($105.0 million) as of June 30, 2012 and December 31, 2011, respectively.
Our ability to issue additional letters of credit under our previous European Letter of Credit Facility ("Old European LOC Facility"), which had a commitment of €110.0 million, expired November 9, 2009. We had outstanding letters of credit written against the Old European LOC Facility of €5.8 million ($7.3 million) and €12.2 million ($15.8 million) as of June 30, 2012 and December 31, 2011, respectively.
Certain banks are parties to both facilities and are managing their exposures on an aggregated basis. As such, the commitment under the European LOC Facility is reduced by the face amount of existing letters of credit written against the Old European LOC Facility prior to its expiration. After consideration of outstanding commitments under both facilities, the available capacity under the European LOC Facility was €121.0 million ($153.2 million) as of June 30, 2012, of which €74.4 million ($94.2 million) has been utilized.

6.	Fair Value
Our financial instruments are presented at fair value or approximate fair value in our condensed consolidated balance sheets. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. Assets and liabilities recorded at fair value in our condensed consolidated balance sheets are categorized by hierarchical levels based upon the level of judgment associated with the inputs used to measure their fair values. Recurring fair value measurements are limited to investments in derivative instruments and certain equity securities. The fair value measurements of our derivative instruments are determined using models that maximize the use of the observable market inputs including interest rate curves and both forward and spot prices for currencies, and are classified as Level II under the fair value hierarchy. The fair values of our derivatives are included above in Note 4. The fair value measurements of our investments in equity securities are determined using quoted market prices. The fair values of our investments in equity securities, and changes thereto, are immaterial to our consolidated financial position and results of operations. The fair value of our debt was estimated using interest rates on similar debt recently issued by companies with credit metrics similar to ours and is classified as Level II under the fair value hierarchy. The carrying value of our debt is included above in Note 5 and approximates fair value.

7.	Inventories
Inventories, net consisted of the following:

	June 30,	December 31,
(Amounts in thousands)	2012	2011
Raw materials	$355,627	$329,120
Work in process	855,402	793,053
Finished goods	305,172	279,267
Less: Progress billings	(290,169)	(320,934)
Less: Excess and obsolete reserve	(76,854)	(72,127)
Inventories, net	$1,149,178	$1,008,379

8.	Equity Method Investments
As of June 30, 2012, we had investments in eight joint ventures (one located in each of Japan, Saudi Arabia, South Korea, and the United Arab Emirates and two located in each of China and India) that were accounted for using the equity method. Summarized below is combined financial statement information, based on the most recent financial information (unaudited), for those investments:

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2012	2011	2012	2011
Revenues	$67,671	$70,909	$150,908	$150,141
Gross profit	19,189	20,209	44,752	47,925
Income before provision for income taxes	13,161	13,338	32,433	33,136
Provision for income taxes	(3,935)	(3,902)	(9,903)	(10,132)
Net income	$9,226	$9,436	$22,530	$23,004
The provision for income taxes is based on the tax laws and rates in the countries in which our investees operate. The taxation regimes vary not only by their nominal rates, but also by the allowability of deductions, credits and other benefits. Our share of net income is reflected in our condensed consolidated statements of income.

9.	Earnings Per Share
The following is a reconciliation of net earnings of Flowserve Corporation and weighted average shares for calculating net earnings per common share. Earnings per weighted average common share outstanding was calculated as follows:

	Three Months Ended June 30,
(Amounts in thousands, except per share data)	2012	2011
Net earnings of Flowserve Corporation	$107,316	$98,732
Dividends on restricted shares not expected to vest	4	4
Earnings attributable to common and participating shareholders	$107,320	$98,736
Weighted average shares:
Common stock	53,740	55,483
Participating securities	255	264
Denominator for basic earnings per common share	53,995	55,747
Effect of potentially dilutive securities	271	495
Denominator for diluted earnings per common share	54,266	56,242
Earnings per common share:
Basic	$1.99	$1.77
Diluted	1.98	1.76

	Six Months Ended June 30,
(Amounts in thousands, except per share data)	2012	2011
Net earnings of Flowserve Corporation	$200,441	$195,715
Dividends on restricted shares not expected to vest	7	7
Earnings attributable to common and participating shareholders	$200,448	$195,722
Weighted average shares:
Common stock	53,972	55,420
Participating securities	261	281
Denominator for basic earnings per common share	54,233	55,701
Effect of potentially dilutive securities	415	590
Denominator for diluted earnings per common share	54,648	56,291
Earnings per common share:
Basic	$3.70	$3.51
Diluted	3.67	3.48

Diluted earnings per share above is based upon the weighted average number of shares as determined for basic earnings per share plus shares potentially issuable in conjunction with stock options, restricted share units and performance share units.
For the three and six months ended both June 30, 2012 and 2011, no options to purchase common stock were excluded from the computation of potentially dilutive securities.

10.	Legal Matters and Contingencies
Asbestos-Related Claims
We are a defendant in a substantial number of lawsuits that seek to recover damages for personal injury allegedly caused by exposure to asbestos-containing products manufactured and/or distributed by our heritage companies in the past. While the overall number of asbestos-related claims has generally declined in recent years, there can be no assurance that this trend will continue, or that the average cost per claim will not further increase. Asbestos-containing materials incorporated into any such products were primarily encapsulated and used as internal components of process equipment, and we do not believe that any significant emission of asbestos fibers occurred during the use of this equipment.

Our practice is to vigorously contest and resolve these claims, and we have been successful in resolving a majority of claims with little or no payment. Historically, a high percentage of resolved claims have been covered by applicable insurance or indemnities from other companies, and we believe that a substantial majority of existing claims should continue to be covered by insurance or indemnities. Accordingly, we have recorded a liability for our estimate of the most likely settlement of asserted claims and a related receivable from insurers or other companies for our estimated recovery, to the extent we believe that the amounts of recovery are probable and not otherwise in dispute. While unfavorable rulings, judgments or settlement terms regarding these claims could have a material adverse impact on our business, financial condition, results of operations and cash flows, we currently believe the likelihood is remote. In one asbestos insurance related matter, we have a claim in litigation against relevant insurers substantially in excess of the recorded receivable. If our claim is resolved more favorably than reflected in this receivable, we would benefit from a gain in the amount of such excess. We are currently unable to estimate the impact, if any, of unasserted asbestos-related claims, although future claims would also be subject to then existing indemnities and insurance coverage.
United Nations Oil-for-Food Program
In mid-2006, French authorities began an investigation of over 170 French companies, of which our French subsidiary was included, concerning suspected inappropriate activities conducted in connection with the United Nations Oil for Food Program. As anticipated and as previously disclosed, the French investigation of our French subsidiary was formally opened in the first quarter of 2010, and our French subsidiary has filed a formal response with the French court. In July 2012, the French court ruled against our procedural motions to challenge the constitutionality of the charges and quash the indictment.  We are now in the process of filing a formal appeal with the French Supreme Court to seek a reversal of the French court decision.  We currently do not expect to incur additional case resolution costs of a material amount in this matter; however, if the French authorities take enforcement action against our French subsidiary regarding its investigation, we may be subject to monetary and non-monetary penalties, which we currently do not believe will have a material adverse effect on our company.
In addition to the governmental investigation referenced above, on June 27, 2008, the Republic of Iraq filed a civil suit in federal court in New York against 93 participants in the United Nations Oil-for-Food Program, including us and our two foreign subsidiaries that participated in the program. There have been no material developments in this case since it was initially filed. We intend to vigorously contest the suit, and we believe that we have valid defenses to the claims asserted. While we cannot predict the outcome of the suit at the present time, we do not currently believe the resolution of this suit will have a material adverse financial impact on our company.
Other
We are currently involved as a potentially responsible party at seven former public waste disposal sites in various stages of evaluation or remediation. The projected cost of remediation at these sites, as well as our alleged "fair share" allocation, will remain uncertain until all studies have been completed and the parties have either negotiated an amicable resolution or the matter has been judicially resolved. At each site, there are many other parties who have similarly been identified. Many of the other parties identified are financially strong and solvent companies that appear able to pay their share of the remediation costs. Based on our information about the waste disposal practices at these sites and the environmental regulatory process in general, we believe that it is likely that ultimate remediation liability costs for each site will be apportioned among all liable parties, including site owners and waste transporters, according to the volumes and/or toxicity of the wastes shown to have been disposed of at the sites. We believe that our exposure for existing disposal sites will not be material.
We are also a defendant in a number of other lawsuits, including product liability claims, that are insured, subject to the applicable deductibles, arising in the ordinary course of business, and we are also involved in other uninsured routine litigation incidental to our business. We currently believe none of such litigation, either individually or in the aggregate, is material to our business, operations or overall financial condition. However, litigation is inherently unpredictable, and resolutions or dispositions of claims or lawsuits by settlement or otherwise could have an adverse impact on our financial position, results of operations or cash flows for the reporting period in which any such resolution or disposition occurs.
Although none of the aforementioned potential liabilities can be quantified with absolute certainty except as otherwise indicated above, we have established reserves covering exposures relating to contingencies, to the extent believed to be reasonably estimable and probable based on past experience and available facts. While additional exposures beyond these reserves could exist, they currently cannot be estimated. We will continue to evaluate and update the reserves as necessary and appropriate.

11.	Retirement and Postretirement Benefits
Components of the net periodic cost for retirement and postretirement benefits for the three months ended June 30, 2012 and 2011 were as follows:

	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans		Postretirement Medical Benefits
(Amounts in millions)	2012	2011	2012	2011	2012	2011
Service cost	$5.4	$4.6	$1.2	$1.3	$—	$—
Interest cost	4.0	4.3	3.3	3.3	0.4	0.5
Expected return on plan assets	(5.2)	(5.4)	(2.1)	(2.0)	—	—
Amortization of prior service benefit	(0.3)	(0.3)	—	—	—	(0.4)
Amortization of unrecognized net loss (gain)	3.0	2.7	1.0	0.5	(0.3)	(0.3)
Net periodic cost (benefit) recognized	$6.9	$5.9	$3.4	$3.1	$0.1	$(0.2)
Components of the net periodic cost for retirement and postretirement benefits for the six months ended June 30, 2012 and 2011 were as follows:

	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans		Postretirement Medical Benefits
(Amounts in millions)	2012	2011	2012	2011	2012	2011
Service cost	$10.6	$9.9	$2.3	$2.5	$—	$—
Interest cost	8.2	8.6	6.7	6.6	0.7	0.9
Expected return on plan assets	(10.6)	(10.9)	(4.2)	(4.0)	—	—
Amortization of prior service benefit	(0.6)	(0.6)	—	—	—	(0.8)
Amortization of unrecognized net loss (gain)	6.1	5.4	2.0	1.0	(0.8)	(0.7)
Net periodic cost (benefit) recognized	$13.7	$12.4	$6.8	$6.1	$(0.1)	$(0.6)
After consideration of our intent to maintain fully funded status, we currently anticipate our contribution to our U.S. pension plan in 2012 will be between approximately $10 million and $20 million, excluding direct benefits paid. See additional discussion of our retirement and postretirement benefits in Note 12 to our consolidated financial statements included in our 2011 Annual Report.

12.	Shareholders’ Equity
Dividends – On February 20, 2012, our Board of Directors authorized an increase in the payment of quarterly dividends on our common stock from $0.32 per share to $0.36 per share payable quarterly beginning on April 13, 2012. Generally, our dividend date-of-record is in the last month of the quarter, and the dividend is paid the following month.
Share Repurchase Program – On May 31, 2012, we announced that our Board of Directors endorsed an updated capital structure strategy. A part of this capital structure strategy includes returning additional capital more quickly to shareholders through an expanded share repurchase program of $1.0 billion. The $1.0 billion share repurchase program authorization included approximately $233 million of remaining capacity under our prior share repurchase program, which was originally approved by our Board of Directors on September 12, 2011 and replenished on December 15, 2011. Our share repurchase program does not have an expiration date, and we reserve the right to limit or terminate the repurchase program at anytime without notice.
As a part of the $1.0 billion share repurchase program, on June 14, 2012, we entered into an accelerated share repurchase program (the “ASR Program”) with J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, N.A., London Branch, under which we agreed to repurchase an aggregate of $300.0 million of our common stock. Under the ASR Program, we paid $300.0 million and received an initial delivery of 2,260,738 shares, representing 80% of the ASR Program's value at the then-current price of $106.16 per share. The remaining 20% of the ASR Program's value will be delivered at program settlement, with the final number of shares to be repurchased based on the volume-weighted average price of our common stock during the repurchase period, less an agreed upon discount and adjusted for the initial share delivery. Under the terms of the ASR Program, at settlement, we could either receive additional shares from the counterparty or be required to deliver additional shares or cash, at our option, to the counterparty. The ASR Program will be complete by the end of 2012.
The ASR Program was accounted for as two separate transactions: (i) as shares of common stock acquired in a treasury stock transaction and (ii) as a forward contract indexed to our own common stock. The initial delivery of shares resulted in an immediate reduction of the outstanding shares used to calculate the weighted-average common shares outstanding for basic and diluted net earnings per share from the effective date of the ASR Program. We have determined that the forward contract indexed to our common stock met all of the applicable criteria for equity classification. The ASR Program was funded through a combination of cash on hand, existing capacity on our revolving credit facility and proceeds from a new $250.0 million Bridge Loan, which is described in further detail in Note 5 above.
Inclusive of the ASR Program's 2,260,738 initial share delivery, representing 80% of the program's value, we repurchased 3,307,003 shares of our outstanding common stock for $350.8 million, and 100,000 shares for $12.2 million, during the three months ended June 30, 2012 and 2011, respectively. We repurchased 3,492,003 shares of our outstanding common stock for $372.9 million, and 212,500 shares for $26.0 million, during the six months ended June 30, 2012 and 2011, respectively. As of June 30, 2012, we have $624.7 million of remaining capacity under our current share repurchase program, which reflects the full $300.0 million value of the ASR Program, which will conclude by the end of 2012.

13.	Income Taxes
For the three months ended June 30, 2012, we earned $148.1 million before taxes and provided for income taxes of $39.6 million, resulting in an effective tax rate of 26.7%. For the six months ended June 30, 2012, we earned $277.1 million before taxes and provided for income taxes of $75.1 million resulting in an effective tax rate of 27.1%. The effective tax rate varied from the U.S. federal statutory rate for the three and six months ended June 30, 2012 primarily due to the net impact of foreign operations and a net reduction of our reserve for uncertain tax positions due to the lapse of the statute of limitations in certain jurisdictions.
For the three months ended June 30, 2011, we earned $137.0 million before taxes and provided for income taxes of $38.2 million, resulting in an effective tax rate of 27.9%. For the six months ended June 30, 2011, we earned $267.6 million before taxes and provided for income taxes of $71.9 million, resulting in an effective tax rate of 26.9%. The effective tax rate varied from the U.S. federal statutory rate for the three months ended June 30, 2011 primarily due to the net impact of foreign operations. The effective tax rate varied from the U.S. federal statutory rate for the six months ended June 30, 2011 primarily due to the net impact of foreign operations and the lapse of the statute of limitations in certain jurisdictions.
As of June 30, 2012, the amount of unrecognized tax benefits decreased by $3.2 million from December 31, 2011, due to the net impacts of currency translation adjustments and expiration of statutes. With limited exception, we are no longer subject to U.S. federal, state and local income tax audits for years through 2007 or non-U.S. income tax audits for years through 2004. We are currently under examination for various years in China, Germany, India, Italy, Singapore, the U.S. and Venezuela.
It is reasonably possible that within the next 12 months the effective tax rate will be impacted by the resolution of some or all of the matters audited by various taxing authorities. It is also reasonably possible that we will have the statute of limitations close in various taxing jurisdictions within the next 12 months. As such, we estimate we could record a reduction in our tax expense of between $14.3 million and $26.9 million within the next 12 months.

14.	Segment Information
We are principally engaged in the worldwide design, manufacture, distribution and service of industrial flow management equipment. We provide long lead-time, highly engineered pumps, shorter lead-time engineered pumps, standardized, general purpose pumps, mechanical seals, industrial valves and related automation products and solutions primarily for oil and gas, chemical, power generation, water management and other general industries requiring flow management products and services.
Our business segments, defined below, share a focus on industrial flow control technology and have a high number of common customers. These segments also have complementary product offerings and technologies that are often combined in applications that provide us a net competitive advantage. Our segments also benefit from our global footprint and our economies of scale in reducing administrative and overhead costs to serve customers more cost effectively.
We conduct our operations through these three business segments based on type of product and how we manage the business:

•	Engineered Product Division ("EPD") for long lead-time, custom and other highly-engineered pumps and pump systems, mechanical seals, auxiliary systems and replacement parts and related services;

•	Industrial Product Division ("IPD") for engineered and pre-configured industrial pumps and pump systems and related products and services; and

•	Flow Control Division ("FCD") for engineered and industrial valves, control valves, actuators and controls and related services.
For decision-making purposes, our CEO and other members of senior executive management use financial information generated and reported at the reportable segment level. Our corporate headquarters does not constitute a separate division or business segment. We evaluate segment performance and allocate resources based on each reportable segment’s operating income.

Amounts classified as "Eliminations and All Other" include corporate headquarters costs and other minor entities that do not constitute separate segments. Intersegment sales and transfers are recorded at cost plus a profit margin, with the sales and related margin on such sales eliminated in consolidation.
The following is a summary of the financial information of the reportable segments reconciled to the amounts reported in the condensed consolidated financial statements:

				Subtotal–	Eliminations
Three Months Ended June 30, 2012				Reportable	and All	Consolidated
	EPD	IPD	FCD	Segments	Other	Total
Sales to external customers	$570,494	$212,354	$399,377	$1,182,225	$—	$1,182,225
Intersegment sales	16,163	19,326	2,162	37,651	(37,651)	—
Segment operating income	95,054	23,830	60,353	179,237	(14,441)	164,796

				Subtotal–	Eliminations
Three Months Ended June 30, 2011				Reportable	and All	Consolidated
	EPD	IPD	FCD	Segments	Other	Total
Sales to external customers	$539,213	$202,483	$384,056	$1,125,752	$—	$1,125,752
Intersegment sales	18,080	22,033	3,029	43,142	(43,142)	—
Segment operating income	86,686	9,617	59,935	156,238	(16,132)	140,106

				Subtotal–	Eliminations
Six Months Ended June 30, 2012				Reportable	and All	Consolidated
	EPD	IPD	FCD	Segments	Other	Total
Sales to external customers	$1,090,336	$405,735	$761,134	$2,257,205	$—	$2,257,205
Intersegment sales	31,129	39,131	4,296	74,556	(74,556)	—
Segment operating income	187,231	41,181	116,046	344,458	(37,139)	307,319

				Subtotal–	Eliminations
Six Months Ended June 30, 2011				Reportable	and All	Consolidated
	EPD	IPD	FCD	Segments	Other	Total
Sales to external customers	$1,038,973	$363,395	$720,591	$2,122,959	$—	$2,122,959
Intersegment sales	42,091	37,446	4,091	83,628	(83,628)	—
Segment operating income	178,442	22,693	107,469	308,604	(38,245)	270,359
EPD's operating income for the six months ended June 30, 2012, included a $10.4 million gain from the sale of a manufacturing facility in Rio de Janeiro, Brazil, in preparation for opening a new manufacturing facility there later in 2012.

15.	Supplemental Guarantor Financial Information
We may, from time to time, offer debt securities that are fully and unconditionally and jointly and severally guaranteed by certain of our 100% owned domestic subsidiaries. In accordance with Rule 3−10 of Regulation S−X promulgated under the Securities Act of 1933, the following condensed consolidating financial statements present the financial position, results of operations and cash flows of Flowserve Corporation (referred to as “Parent” for the purpose of this note only) on a Parent−only (Issuer) basis, the combined guarantor subsidiaries on a guarantor−only basis, the combined non-guarantor subsidiaries on a non-guarantor-only basis and elimination adjustments necessary to arrive at the information for the Parent, guarantor subsidiaries and non-guarantor subsidiaries on a consolidated basis. Investments in subsidiaries have been accounted for using the equity method for this presentation.
The following condensed consolidating financial information presents the statements of income for the three and six months ended June 30, 2012 and 2011, the balance sheets as of June 30, 2012 and December 31, 2011 and the statements of cash flows for the six months ended June 30, 2012 and 2011 for the Parent, guarantor subsidiaries and non-guarantor subsidiaries and elimination adjustments.

FLOWSERVE CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	Three Months Ended June 30, 2012
	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
(Amounts in thousands)
Sales	$—	$457,165	$815,552	$(90,492)	$1,182,225
Cost of sales	—	(303,806)	(584,309)	90,492	(797,623)
Gross profit	—	153,359	231,243	—	384,602
Selling, general and administrative expense	(1,861)	(95,145)	(126,886)	—	(223,892)
Net earnings from affiliates	—	635	3,451	—	4,086
Net earnings from consolidated subsidiaries, net of tax	109,167	74,995	—	(184,162)	—
Operating income	107,306	133,844	107,808	(184,162)	164,796
Interest expense, net	(747)	(4,919)	(3,019)	—	(8,685)
Other income (expense), net	—	1,185	(9,231)	—	(8,046)
Earnings before income taxes	106,559	130,110	95,558	(184,162)	148,065
Provision for income taxes	757	(20,943)	(19,394)	—	(39,580)
Net earnings, including noncontrolling interests	107,316	109,167	76,164	(184,162)	108,485
Less: Net earnings attributable to noncontrolling interests	—	—	(1,169)	—	(1,169)
Net earnings attributable to Flowserve Corporation	$107,316	$109,167	$74,995	$(184,162)	$107,316
Comprehensive income attributable to Flowserve Corporation	$51,353	$53,115	$17,933	$(71,048)	$51,353

	Three Months Ended June 30, 2011
	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
(Amounts in thousands)
Sales	$—	$439,409	$772,957	$(86,614)	$1,125,752
Cost of sales	—	(283,389)	(559,639)	86,614	(756,414)
Gross profit	—	156,020	213,318	—	369,338
Selling, general and administrative expense	(1,567)	(89,921)	(141,495)	—	(232,983)
Net earnings from affiliates	—	1,007	2,744	—	3,751
Net earnings from consolidated subsidiaries, net of tax	100,138	58,738	—	(158,876)	—
Operating income	98,571	125,844	74,567	(158,876)	140,106
Interest expense, net	(394)	(4,090)	(4,656)	—	(9,140)
Other (expense) income, net	—	(1,187)	7,172	—	5,985
Earnings before income taxes	98,177	120,567	77,083	(158,876)	136,951
Provision for income taxes	555	(20,429)	(18,353)	—	(38,227)
Net earnings, including noncontrolling interests	98,732	100,138	58,730	(158,876)	98,724
Less: Net earnings attributable to noncontrolling interests	—	—	8	—	8
Net earnings attributable to Flowserve Corporation	$98,732	$100,138	$58,738	$(158,876)	$98,732
Comprehensive income attributable to Flowserve Corporation	$126,223	$128,305	$85,827	$(214,132)	$126,223

	Six Months Ended June 30, 2012
	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
(Amounts in thousands)
Sales	$—	$892,911	$1,535,573	$(171,279)	$2,257,205
Cost of sales	—	(589,956)	(1,094,743)	171,279	(1,513,420)
Gross profit	—	302,955	440,830	—	743,785
Selling, general and administrative expense	(2,981)	(195,374)	(247,426)	—	(445,781)
Net earnings from affiliates	—	1,955	7,360	—	9,315
Net earnings from consolidated subsidiaries, net of tax	203,517	134,605	—	(338,122)	—
Operating income	200,536	244,141	200,764	(338,122)	307,319
Interest expense, net	(1,348)	(9,377)	(6,487)	—	(17,212)
Other income (expense), net	—	1,849	(14,834)	—	(12,985)
Earnings before income taxes	199,188	236,613	179,443	(338,122)	277,122
Provision for income taxes	1,253	(33,096)	(43,252)	—	(75,095)
Net earnings, including noncontrolling interests	200,441	203,517	136,191	(338,122)	202,027
Less: Net earnings attributable to noncontrolling interests	—	—	(1,586)	—	(1,586)
Net earnings attributable to Flowserve Corporation	$200,441	$203,517	$134,605	$(338,122)	$200,441
Comprehensive income attributable to Flowserve Corporation	$179,236	$182,603	$111,396	$(293,999)	$179,236

	Six Months Ended June 30, 2011
	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
(Amounts in thousands)
Sales	$—	$835,213	$1,448,697	$(160,951)	$2,122,959
Cost of sales	—	(537,724)	(1,029,153)	160,951	(1,405,926)
Gross profit	—	297,489	419,544	—	717,033
Selling, general and administrative expense	(4,034)	(179,834)	(271,754)	—	(455,622)
Net earnings from affiliates	—	2,042	6,906	—	8,948
Net earnings from consolidated subsidiaries, net of tax	199,613	124,821	—	(324,434)	—
Operating income	195,579	244,518	154,696	(324,434)	270,359
Interest expense, net	(644)	(8,773)	(7,839)	—	(17,256)
Other (expense) income, net	—	(2,772)	17,246	—	14,474
Earnings before income taxes	194,935	232,973	164,103	(324,434)	267,577
Provision for income taxes	780	(33,360)	(39,277)	—	(71,857)
Net earnings, including noncontrolling interests	195,715	199,613	124,826	(324,434)	195,720
Less: Net earnings attributable to noncontrolling interests	—	—	(5)	—	(5)
Net earnings attributable to Flowserve Corporation	$195,715	$199,613	$124,821	$(324,434)	$195,715
Comprehensive income attributable to Flowserve Corporation	$271,439	$275,766	$198,774	$(474,540)	$271,439

FLOWSERVE CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEETS

	June 30, 2012
	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$14,879	$—	$160,334	$—	$175,213
Accounts receivable, net	—	256,748	800,894	—	1,057,642
Intercompany receivables	8,811	121,777	62,412	(193,000)	—
Inventories, net	—	386,409	762,769	—	1,149,178
Other current assets, net	1,941	102,186	131,487	—	235,614
Total current assets	25,631	867,120	1,917,896	(193,000)	2,617,647
Property, plant and equipment, net	—	191,364	400,441	—	591,805
Goodwill	—	671,858	370,552	—	1,042,410
Intercompany receivables	475,000	37,105	1,144	(513,249)	—
Investment in consolidated subsidiaries	2,257,361	1,434,339	—	(3,691,700)	—
Other assets, net	8,898	187,675	157,448	—	354,021
Total assets	$2,766,890	$3,389,461	$2,847,481	$(4,397,949)	$4,605,883

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$139,136	$402,789	$—	$541,925
Intercompany payables	11	71,212	121,777	(193,000)	—
Accrued liabilities	8,135	246,021	577,026	—	831,182
Debt due within one year	337,500	15	33,120	—	370,635
Deferred taxes	—	—	8,848	—	8,848
Total current liabilities	345,646	456,384	1,143,560	(193,000)	1,752,590
Long-term debt due after one year	425,000	20	1,120	—	426,140
Intercompany payables	1,144	475,000	37,105	(513,249)	—
Retirement obligations and other liabilities	7,500	200,696	221,353	—	429,549
Total liabilities	779,290	1,132,100	1,403,138	(706,249)	2,608,279
Total Flowserve Corporation shareholders’ equity	1,987,600	2,257,361	1,434,339	(3,691,700)	1,987,600
Noncontrolling interest	—	—	10,004	—	10,004
Total equity	1,987,600	2,257,361	1,444,343	(3,691,700)	1,997,604
Total liabilities and equity	$2,766,890	$3,389,461	$2,847,481	$(4,397,949)	$4,605,883

	December 31, 2011
	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$150,308	$—	$187,048	$—	$337,356
Accounts receivable, net	—	271,571	788,678	—	1,060,249
Intercompany receivables	—	118,292	33,883	(152,175)	—
Inventories, net	—	357,870	650,509	—	1,008,379
Other current assets, net	1,530	94,413	126,427	—	222,370
Total current assets	151,838	842,146	1,786,545	(152,175)	2,628,354
Property, plant and equipment, net	—	194,671	404,075	—	598,746
Goodwill	—	673,013	372,064	—	1,045,077
Intercompany receivables	475,000	14,697	1,144	(490,841)	—
Investment in consolidated subsidiaries	2,122,734	1,336,856	—	(3,459,590)	—
Other assets, net	10,039	184,855	155,543	—	350,437
Total assets	$2,759,611	$3,246,238	$2,719,371	$(4,102,606)	$4,622,614

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$153,137	$444,205	$—	$597,342
Intercompany payables	223	33,660	118,292	(152,175)	—
Accrued liabilities	6,143	271,535	530,923	—	808,601
Debt due within one year	25,000	5	28,618	—	53,623
Deferred taxes	—	—	10,755	—	10,755
Total current liabilities	31,366	458,337	1,132,793	(152,175)	1,470,321
Long-term debt due after one year	450,000	40	1,553	—	451,593
Intercompany payables	1,144	475,000	14,697	(490,841)	—
Retirement obligations and other liabilities	7,288	190,127	225,055	—	422,470
Total liabilities	489,798	1,123,504	1,374,098	(643,016)	2,344,384
Total Flowserve Corporation shareholders’ equity	2,269,813	2,122,734	1,336,856	(3,459,590)	2,269,813
Noncontrolling interest	—	—	8,417	—	8,417
Total equity	2,269,813	2,122,734	1,345,273	(3,459,590)	2,278,230
Total liabilities and equity	$2,759,611	$3,246,238	$2,719,371	$(4,102,606)	$4,622,614

FLOWSERVE CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Six Months Ended June 30, 2012
	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
(Amounts in thousands)
Net cash flows provided (used) by operating activities	$47,299	$75,572	$(3,971)	$(58,525)	$60,375
Cash flows — Investing activities:
Capital expenditures	—	(15,334)	(41,551)	—	(56,885)
Payments for acquisitions, net of cash acquired	—	—	(3,996)	—	(3,996)
Intercompany loan payments	—	(22,409)	—	22,409	—
Proceeds from disposition of assets	—	74	7,828	—	7,902
Affiliate investment activity, net	—	—	(1,620)	—	(1,620)
Net cash flows used by investing activities	—	(37,669)	(39,339)	22,409	(54,599)
Cash flows — Financing activities:
Excess tax benefits from stock-based payment arrangements	—	10,946	—	—	10,946
Payments on long-term debt	(12,500)	—	—	—	(12,500)
Proceeds from short term financing	300,000	—	—	—	300,000
Net (payments) borrowings under other financing arrangements	—	(10)	4,836	—	4,826
Repurchases of common shares	(432,898)	—	—	—	(432,898)
Payments of dividends	(37,082)	—	—	—	(37,082)
Intercompany loan proceeds	—	—	22,409	(22,409)	—
Intercompany dividends	—	(48,839)	(9,686)	58,525	—
All other financing, net	(248)	—	(212)	—	(460)
Net cash flows (used) provided by financing activities	(182,728)	(37,903)	17,347	36,116	(167,168)
Effect of exchange rate changes on cash	—	—	(751)	—	(751)
Net change in cash and cash equivalents	(135,429)	—	(26,714)	—	(162,143)
Cash and cash equivalents at beginning of period	150,308	—	187,048	—	337,356
Cash and cash equivalents at end of period	$14,879	$—	$160,334	$—	$175,213

	Six Months Ended June 30, 2011
	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
(Amounts in thousands)
Net cash flows (used) provided by operating activities	$(64,847)	$53,008	$(215,775)	$(10,181)	$(237,795)
Cash flows — Investing activities:
Capital expenditures	—	(13,964)	(34,534)	—	(48,498)
Payments for acquisitions, net of cash acquired	—	(890)	—	—	(890)
Intercompany return of capital	—	18,971	—	(18,971)	—
Intercompany loan payments	—	(62,261)	—	62,261	—
Proceeds from disposition of assets		125	3,610	—	3,735
Net cash flows used by investing activities	—	(58,019)	(30,924)	43,290	(45,653)
Cash flows — Financing activities:
Excess tax benefits from stock-based payment arrangements	—	5,021	—	—	5,021
Payments on long-term debt	(12,500)	—	—	—	(12,500)
Net (payments) borrowings under other financing arrangements	—	(10)	4,358	—	4,348
Repurchases of common shares	(26,025)	—	—	—	(26,025)
Payments of dividends	(33,977)	—	—	—	(33,977)
Intercompany loan proceeds	—	—	62,261	(62,261)	—
Intercompany distributions of capital		—	(18,971)	18,971	—
Intercompany dividends	—	—	(10,181)	10,181	—
All other financing, net	224	—	—	—	224
Net cash flows (used) provided by financing activities	(72,278)	5,011	37,467	(33,109)	(62,909)
Effect of exchange rate changes on cash	—	—	10,090	—	10,090
Net change in cash and cash equivalents	(137,125)	—	(199,142)	—	(336,267)
Cash and cash equivalents at beginning of period	211,507	—	346,072	—	557,579
Cash and cash equivalents at end of period	$74,382	$—	$146,930	$—	$221,312